SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                      Health Fitness Physical Therapy, Inc.

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                                (Name of Issuer)

                          Common Stock, $.01 par value

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                         (Title of Class of Securities)

                                   42217V 10 2

                   -------------------------------------------

                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

CUSIP No.  42217V 10 2                                     Page 2 of 4 Pages

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1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Loren S. Brink

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                   (b) [ ]


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3          SEC USE ONLY


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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
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         NUMBER OF            5      SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  949,000 (includes 200,000 shares which may
         OWNED BY                    be purchased upon exercise of exercisable
           EACH                      options)
         REPORTING
          PERSON
           WITH             ---------------------------------------------------
                              6      SHARED VOTING POWER

                                     0
                            ---------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     949,000 (includes 200,000 shares which may
                                     be purchased upon exercise of exercisable
                                     options)
                            ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           949,000 (includes 200,000 shares which may be purchased upon exercise of exercisable options)
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.9%
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12         TYPE OF REPORTING PERSON*

           IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)          Name of Issuer:

                   Health Fitness Physical Therapy, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:

                   3500 W. 80th Street
                   Minneapolis, MN 55401

Item 2(a)          Name of Person Filing:

                   See Cover Page Item 1

Item 2(b)          Address of Principal Business Office or, if none, residence:

                   3500 W. 80th Street
                   Minneapolis, MN 55401

Item 2(c)          Citizenship:

                   See Cover Page Item 4

Item 2(d)          Title of Class of Securities:

                   Common Stock, $.01 par value

Item 2(e)          CUSIP No.:

                   See Cover Page

Item 3             Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                   Not applicable

Item 4(a)          Amount Beneficially Owned:

                   See Cover Page Item 9

Item 4(b)          Percent of Class:

                   See Cover Page Item 11

Item 4(c)          Number of Shares as to Which Such Person Has:

                   (i) sole power to vote or to direct the vote: See Cover Page Item 5
                   (ii) shared power to vote or to direct the vote: See Cover Page Item 6
                   (iii) sole power to dispose or to direct the disposition of: See Cover Page Item 7
                   (iv) shared power to dispose or to direct the disposition of: See Cover Page Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.


Dated:  February 14, 1997                            /s/ Loren S. Brink
                                                     Loren S. Brink




                                   Page 4 of 4